UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Lazard, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 21, 2024
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2024

This supplement to the Proxy Statement, dated April 3, 2024 (this “Supplement”), supplements the definitive proxy statement filed by Lazard, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 21, 2024 (the “2024 Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2024 Annual Meeting of Shareholders, scheduled to be held virtually on Thursday, May 9, 2024 at 9:00 a.m. Eastern Daylight Time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about April 3, 2024.

This Supplement updates the disclosure in the 2024 Proxy Statement in the section on page 73 titled “General Information—Votes Needed” regarding the voting requirements for proposals involving matters other than with respect to director elections. It also clarifies (without changing) the effect of abstentions on such proposals. That section is hereby revised as follows:

The last sentence of the first paragraph in the section is hereby revised in its entirety to read as follows (with new text underlined and bolded and deleted text struckthrough):

With respect to all other matters to be acted on at the meeting, the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote ~~at the meeting~~ on the subject matter is required.

The first sentence of the second paragraph in the section is hereby revised in its entirety to read as follows (with new text underlined and bolded):

As permitted by Delaware law, we treat abstentions as present and entitled to vote for purposes of determining a quorum, and, in accordance with our By-laws, they would be counted as a vote “against” a proposal in the calculation for determining whether the relevant proposal received a majority vote at the meeting.

Except as described in this Supplement, none of the items or information presented in the 2024 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2024 Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the 2024 Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2024 Proxy Statement.